Exhibit 23.2

Date : March 28th, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors Spirit International, Inc

We consent to the inclusion in this Registration Statement on Form S-1 [FILE NO. 333-197056] of our report dated March 15, 2016 with respect to the audited balance sheets of Spirit International, Inc as of December 31, 2015 and 2014 and the related statement of operations, changes in stockholder's deficit, and statement of cash flows for the period from March 10, 2014 (inception) through December 31, 2015.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A (Isr)

Jerusalem, Israel